EXHIBIT 5


                          Opinion of McCarthy Tetrault



                        [LETTERHEAD OF McCARTHY TETRAULT]


                                                                 August 18, 2000


Securities and Exchange Commission
450 - 5th Street North West
Washington, D.C.  20549
USA

Dear Sirs:

                  Re:  Imax Corporation
                       Registration Statement on Form S-8 Regarding
                       Imax Corporation Stock Option Plan
                       --------------------------------------------

                  We have acted as counsel to Imax Corporation (the "Corporation") in connection with the filing on or about the date hereof of a Registration Statement on Form S-8 with regard to common shares (the "Shares") which may be issued pursuant to the exercise of options granted under the Amended Stock Option Plan (the "Plan") of the Corporation.

                  We are of the opinion that the Shares to be issued pursuant to the exercise of options granted under the Plan have been duly authorized and upon receipt by the Corporation of the exercise price per Share in full payment of the issue price of each Share issuable upon the exercise of an option, the Shares will have been validly issued as fully paid and non-assessable common shares of the Corporation.

                  The foregoing opinion is limited to matters governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

                  This opinion is solely for your benefit and is given in connection with the filing of the said Registration Statement and is not to be relied upon for any other purpose or by any other person.

                                             Yours very truly

                                             /s/ McCARTHY TETRAULT